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                                 EXHIBIT 12.1

                   Statement Regarding Computation of Ratio
                         of Earnings to Fixed Charges
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     Statement Regarding Computation of Ratio of Earnings to Fixed Charges


                            Nine Months Ended
                               September 30,                               Year Ended December 31,
                          -----------------------      -----------------------------------------------------------
                               1999       1998              1998        1997        1996        1995       1994
                          -----------------------      -----------------------------------------------------------
                                                       (Dollars in thousands)
Fixed Charges:
  Interest expense -
   deposits                  $20,320     $21,729         $29,194      $28,700     $27,889     $26,705     $20,032
  Other interest expense       9,423       6,827           9,555        5,786       2,344       2,637       1,464
                          -----------------------      ----------------------------------------------------------
  Interest Expense           $29,743     $28,556          38,749       34,486      30,233      29,342      21,496
  Capitalized Interest             0           0               0            0           0           0           0
  Estimated interest
   component of rental
   expenses                      317         317             421          347         279         224         221
                         =======================       ==========================================================
  Fixed charges -
   excluding deposits          9,740       7,144           9,976        6,133       2,623       2,861       1,685
  Fixed charges -
   including deposits         30,060      28,873          39,170       34,833      30,512      29,566      21,717
                         =======================       ==========================================================
Earnings:
  Pretax income              $18,433     $17,066         $23,041      $19,783     $17,283     $14,647     $12,597
  Fixed changes -
   excluding deposits          9,740       7,144           9,976        6,133       2,623       2,861       1,685
  Fixed changes -
   including deposits         30,060      28,873          39,170       34,833      30,512      24,566      21,717
   Less: Capitalized
    interest                       0           0               0            0           0           0           0
                         -----------------------       ----------------------------------------------------------
  Earnings
   excluding deposits         28,173      24,210          33,017       25,916      19,905      17,508      14,282
  Earnings
   including deposits         48,497      45,939          62,211       54,616      47,795      44,213      34,314
                         =======================       ==========================================================
Ratio of earnings to
 fixed charges
  - excluding deposits         2.89x       3.39x           3.31x        4.23x       7.59x       6.12x       8.48x
Ratio of earnings to
 fixed charges
  - including deposits         1.61x       1.59x           1.59x        1.57x       1.57x       1.50x       1.58x
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